                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                           (Amendment No. _________)*

                         NORTHWEST BIOTHERAPEUTICS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         COMMON STOCK, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   66737P 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/01
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[X]  Rule 13d-1(d)


        * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 Pages

CUSIP No.     66737P105

--------------------------------------------------------------------------------
        1)     Names of Reporting Persons

               I.R.S. Identification Nos. of Above Persons (Entities Only)

               Progress Enterprises S.A.
--------------------------------------------------------------------------------
        2)     Check the Appropriate Box if a Member of a Group
               (See Instructions)
               (a)    [ ]
               (b)    [ ]
--------------------------------------------------------------------------------
        3)     SEC Use Only


--------------------------------------------------------------------------------
        4)     Citizenship or Place of Organization     Panama


--------------------------------------------------------------------------------

Number of Shares Beneficially Owned by Each Reporting Person With:

        5)     Sole Voting Power                 918,100

        6)     Shared Voting Power               NIL

        7)     Sole Dispositive Power            918,100

        8)     Shared Dispositive Power          NIL

--------------------------------------------------------------------------------
        9)     Aggregate Amount Beneficially Owned by Each Reporting Person

               918,100

--------------------------------------------------------------------------------
        10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

--------------------------------------------------------------------------------
        11)    Percent of Class Represented by Amount in Row 9           5.9%


--------------------------------------------------------------------------------
        12)    Type of Reporting Person (See Instructions)
               IV (Investment Company)

--------------------------------------------------------------------------------


ITEM 1.

        (a)     Name of Issuer:

                      NORTHWEST BIOTHERAPEUTICS, INC.

        (b)     Address of Issuer's Principal Executive Offices:

                21720 -- 23rd Drive SE Suite 100, Bothell, WA  98021

ITEM 2.


                               Page 2 of 5 Pages

        (a)     Name of Person Filing:     Progress Enterprises S.A.

        (b)     Address of Principal Business Office or, if none, Residence:

                      PO Box 626, National Westminster House, Le Truchot, St. Peter Port, Guernsey, Channel Islands. GY1 4PW

        (c)     Citizenship:      Panamanian

        (d)     Title of Class of Securities:    Common Stock, $0.001 par value

        (e)     CUSIP Number:           66737P105

ITEM 3.         If this statement is filed pursuant to Section 240.13d-1(b) or
                Section 240.13d-2(b) or (c), check whether the person filing is a: NOT APPLICABLE

        (a)    [ ]  Broker or dealer registered under Section 15 of the Act;

        (b)    [ ]  Bank as defined in Section 3(a)(6) of the Act;

        (c)    [ ]  Insurance Company as defined in Section 3(a)(19) of the Act;

        (d)    [ ]  Investment Company registered under Section 8 of the
                    Investment Company Act of 1940;

        (e)    [ ]  An Investment Advisor in accordance with Section
                    240.13(d)-1(b)(1)(ii)(E);

        (f)    [ ]  An Employee Benefit Plan or Endowment Fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

        (g)    [ ]  A Parent Holding Company or control person in accordance with Section 240.13d-1(b)(ii)(G);

        (h)    [ ]  A Savings Association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i)    [ ]  A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

        (j)    [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.        OWNERSHIP.

               Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)    Amount Beneficially Owned:           918,100

        (b)    Percent of Class:                    5.9%

        (c)    Number of shares as to which such person has:

               (i)    Sole power to vote or to direct the vote         918,100

               (ii)   Shared power to vote or to direct the vote       NIL

               (iii)  Sole power to dispose or to direct the disposition of

                      918,100

               (iv)   Shared power to dispose or to direct the disposition of

                      NIL


                               Page 3 of 5 Pages

        Instructions. For computations regarding securities which represent a right to acquire an underlying security see Section 240.13d-3(d)(1).

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of an employee benefit plan, pension fund or endowment fund is not required.

              NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identification of the relevant subsidiary.

              NOT APPLICABLE

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              If a group has filed this schedule pursuant to Section 240.13d-1(b)(ii)(J), so indicate under Item 3(h) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Section 240.13d-1(d), attach an exhibit stating the identity of each member of the group.

              NOT APPLICABLE

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

              NOT APPLICABLE


                               Page 4 of 5 Pages

ITEM 10.      CERTIFICATION.

        (a) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(b):

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

        (b) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c):

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose of effect.

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  11-February-2002
                                     -------------------------------------------
                                                        Date

                                     -------------------------------------------

                                                 /s/ WAYNE TALLOWIN
                                     -------------------------------------------
                                                     Signature

                                                   Wayne Tallowin
                                     -------------------------------------------
                                                      Director
                                                     Name/Title





                                Page 5 of 5 Pages